Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 6, 2006, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 8, 2006, relating to the financial statements of The Guardian Separate Account F, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

December 20, 2006

New York, New York